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                                                                    EXHIBIT 23.1




                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




          We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1989 Employee Stock Purchase Plan of Genus, Inc. of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated January 26, 1998, except for Notes 1, 5 and 16, as to which the date is March 2, 1998, and of our report also dated January 26, 1998, on our audits of the consolidated financial statements and financial statement schedule, respectively, of Genus, Inc. and subsidiaries.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


San Jose, California
January 19, 1999